Exhibit 99.1

NEWS RELEASE

Joel Achramowicz Director, Investor Relations Tel: 1 408.239.8630 joel.achramowicz@pmcs.com	Kim Mason Manager, Corporate Communications Tel: 1 604.415.6239 kim.mason@pmcs.com

PMC Licenses HP Smart Array Intellectual Property to Accelerate Growth in Server Storage Solutions

Transaction Provides Strategic Software, Firmware and Other Assets to Significantly Bolster PMC’s Storage Portfolio for Server OEMs, Data Center and Channel Customers

SUNNYVALE, Calif., September 4, 2014 – PMC-Sierra, Inc. (PMC®) (Nasdaq: PMCS), the semiconductor and software solutions innovator transforming networks that connect, move and store big data, today announced that the Company executed an agreement with HP to license core HP Smart Array software, firmware and management technology. PMC will leverage this technology to provide more system value to new and existing server storage and data center customers. In addition, this transaction positions PMC as the supplier of key storage solution components across HP ProLiant Gen9 and beyond.

PMC expects the license of Smart Array technology and associated patents, including software and firmware IP related to RAID, HBA, switch, drivers and management tools, to further strengthen the portfolio of complete solutions it can provide to the market. PMC plans to incorporate the Smart Array technology into its new PMC SmartRAID™, SmartHBA™ and other products as part of PMC’s industry-leading storage product portfolio for OEMs, hyperscale data centers and channel customers.

“I am pleased that HP and PMC will continue to partner to deliver industry-leading storage solutions and that PMC will be the supplier for this technology in HP ProLiant products,” said Greg Lang, president and chief executive officer of PMC. “This collaboration reflects the strong relationship we have enjoyed over several generations of products and paves the way for future generations of Smart Array solutions.”

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“The agreement announced today further strengthens HP’s relationship with PMC as a key supplier for storage solutions on HP ProLiant Servers and will enable us to deliver more robust data solution products,” said Antonio Neri, senior vice president and general manager of Servers and Networking at HP. “As the market leader, HP is advancing the compute agenda by enabling our ecosystem partners to leverage our technology innovations to continue innovating beyond industry standards.”

PMC will form a storage design center in Houston where key development engineers from the HP Smart Array software team will join PMC.

PMC expects the transaction to be modestly accretive in 2015, with more substantial contribution to top and bottom line growth in 2016 and 2017.

Safe Harbor Statement
This release contains certain forward-looking statements that are subject to risks and uncertainties, such as statements regarding the expected benefits of the transaction to the Company, market segment expectations, and the Company’s expectations for integration and development of the licensed assets. Actual events and results may differ materially from these projections. The potential risks and uncertainties include, among others, that the Company may not successfully integrate the licensed assets, that relevant market segments may not develop as expected and that the Company's offerings may not prove attractive to customers in those market segments. The Company’s SEC filings describe factors that may affect the Company’s business and results generally, including PMC’s limited revenue visibility due to variable customer demands, market segment growth or decline, orders with short delivery lead times, customer concentration, and other items. The Company does not undertake any obligation to update the forward-looking statements.

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About PMC
PMC (Nasdaq:PMCS) is the semiconductor and software solutions innovator transforming networks that connect, move and store big data. Building on a track record of technology leadership, the company is driving innovation across storage, optical and mobile networks. PMC’s highly integrated solutions increase performance and enable next-generation services to accelerate the network transformation. For more information, visit www.pmcs.com. Follow PMC on Facebook, Twitter, LinkedIn and RSS.

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© Copyright PMC-Sierra, Inc. 2014. All rights reserved. PMC and PMC-SIERRA are registered trademarks of PMC-Sierra, Inc. in the United States and other countries. PMCS, SmartHBA and SmartRAID are trademarks of PMC-Sierra, Inc. in the United States and other countries. PMC disclaims any ownership rights in other product and company names mentioned herein. PMC is the corporate brand of PMC-Sierra, Inc.